EXHIBIT 3

FINRA Lock-up Agreement

September 20, 2012

Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

c/o	Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, NY 10010-3629

Re:           Capital Bank Financial Corp. — Public Offering

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering will be made that is intended to result in the establishment of a public market (the “Public Offering”) for the Class A common stock (the “Securities”), par value $0.01 per share, of Capital Bank Financial Corp. (formerly known as North American Financial Holdings, Inc.) and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that the Securities purchased in the Public Offering shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the Public Offering, pursuant to FINRA Rule 5110(g)(1).

The undersigned is purchasing 886,525 shares of Securities from the underwriters in this offering at a purchase price of $16.92 per share.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  This Lock-Up Agreement shall lapse and become null and void and of no other force or effect if (i) the Public Offering Date shall not have occurred on or before December 31, 2012 or (ii) the Public Offering is abandoned by the Company before such date evidenced in writing by notice from the Company to Credit Suisse Securities (USA) LLC.  This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

Crestview-NAFH, LLC

By:	/s/ Richard M. DeMartini
	Name:	Richard M. DeMartini
	Title:	Co-President